Exhibit 4.6

Argo Blockchain plc

Stock Option Grant Notice
(2022 Equity Incentive Plan)

Argo Blockchain plc (the “Company”), pursuant to its 2022 Equity Incentive Plan (as amended and/or restated as of the Date of Grant set forth below, the “Plan”), has granted to Optionholder an option to purchase the number of Shares set forth below (the “Option”). The Option is subject to all of the terms and conditions as set forth in this Stock Option Grant Notice (the “Grant Notice”) and in the Plan, the Option Agreement, and the Notice of Exercise, all of which are attached to this Grant Notice and incorporated into this Grant Notice in their entirety. Capitalized terms not explicitly defined in this Grant Notice but defined in the Plan or the Option Agreement shall have the meanings set forth in the Plan or the Option Agreement, as applicable. If the Company uses an electronic capitalization table system (such as Carta or Shareworks) and the fields below are blank or the information is otherwise provided in a different format electronically, the blank fields and other information (such as exercise schedule and type of grant) shall be deemed to come from the electronic capitalization system and is considered part of this Grant Notice.

Optionholder:
Date of Grant:
Vesting Commencement Date:
Number of Shares Subject to Option:	[• Ordinary Shares]/[• ADSs][1]
Exercise Price (Per Share)[2]:
Total Exercise Price:
Expiration Date:
Exercise Schedule:	Same as Vesting Schedule
Type of Grant:	Nonstatutory Stock Option

Vesting Schedule:3

[Vesting Schedule A: •]

[Vesting Schedule B: •]

[Other: As approved by the Board of Directors or the Committee in the option grant.]

1 Specify underlying security.

2 The exercise price may be paid by one or a combination of the methods permitted in the Option Agreement.

3 Insert the applicable vesting schedule, as reflected in the Board or Remuneration Committee grant documentation.

Optionholder Acknowledgements: By Optionholder’s signature below or by electronic acceptance or authentication in a form authorized by the Company, Optionholder understands and agrees that the Option is governed by this Grant Notice, and the provisions of the Plan and the Option Agreement and the Notice of Exercise, all of which are made a part of this document.

By accepting this Option, Optionholder consents to receive this Grant Notice, the Option Agreement, the Plan, and any other Plan-related documents by electronic delivery and to participate in the Plan through an online or electronic system established and maintained by the Company or another third party designated by the Company. Optionholder represents that he or she has read and is familiar with the provisions of the Plan and the Option Agreement. Optionholder acknowledges and agrees that this Grant Notice and the Option Agreement may not be modified, amended or revised in a manner that materially impairs the rights of the Optionholder except in a writing signed by Optionholder and a duly authorized officer of the Company.

Optionholder further acknowledges that in the event of any conflict between the provisions in this Grant Notice, the Option Agreement, the Notice of Exercise and the terms of the Plan, the terms of the Plan shall control. Optionholder further acknowledges that the Option Agreement sets forth the entire understanding between Optionholder and the Company regarding the acquisition of Shares (including, as may be applicable, ADSs) and supersedes all prior oral and written agreements, promises and/or representations on that subject with the exception of other equity awards previously granted to Optionholder and any written employment agreement, offer letter, severance agreement, written severance plan or policy, or other written agreement between the Company and Optionholder, in each case that specifies the terms that should govern this Option.

This Grant Notice may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Argo Blockchain plc		Optionholder:
By:		By:
	(Signature)		(Signature)
Title:		Email:
Date:		Date:

Attachments: Option Agreement, 2022 Equity Incentive Plan and Notice of Exercise

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ATTACHMENT I

OPTION AGREEMENT

Argo Blockchain plc

2022 Equity Incentive Plan

Option Agreement
(Nonstatutory Stock Option)

Pursuant to your Stock Option Grant Notice (“Grant Notice”) and this Option Agreement, Argo Blockchain plc (the “Company”) has granted you an option under its 2022 Equity Incentive Plan (the “Plan”) to purchase the number of Shares indicated in your Grant Notice at the exercise price indicated in your Grant Notice. The option is granted to you effective as of the date of grant set forth in the Grant Notice (the “Date of Grant”). If there is any conflict between the terms in this Option Agreement and the Plan, the terms of the Plan will control. Capitalized terms not explicitly defined in this Option Agreement or in the Grant Notice but defined in the Plan will have the same definitions as in the Plan.

The details of your option, in addition to those set forth in the Grant Notice and the Plan, are as follows:

1.            Vesting. Your option will vest as provided in your Grant Notice. Vesting will cease upon the termination of your Continuous Service (as defined herein).

2.            Number of Shares and Exercise Price. The number of Shares subject to your option and your exercise price per share in your Grant Notice will be adjusted in accordance with Section 5.7 of the Plan for changes in the capitalization of the Company.

3.            Definitions. For purposes of this Option Agreement, the following terms shall have the meanings set forth below.

(a)            “Cause” shall have the meaning ascribed to such term in any written agreement between you and the Company defining such term and which is in effect as of the Date of Grant and, in the absence of such agreement, such term means the occurrence of any of the following events: (i) your commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) your attempted commission of, or participation in, a fraud or act of dishonesty against the Company, or any of its employees or directors; (iii) your intentional, material violation of any contract or agreement between you and the Company, the Company’s employment policies, or of any statutory or other duty owed to the Company, (iv) your unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (v) your gross misconduct. The determination that a termination of your Continuous Service is either for Cause or without Cause will be made by the Company (or, if you are subject to Section 16 of the Exchange Act, the Committee), in its sole discretion. Any determination by the Company that your Continuous Service was terminated with or without Cause for the purposes of this Option Agreement will have no effect upon any determination of the rights or obligations of the Company or you for any other purpose. Notwithstanding anything in the Plan or any award agreement to the contrary, the Company (or Committee, as applicable) may deem a termination or separation from service to be for Cause if, after such termination or separation (regardless of how originally designated), it discovers facts, circumstances or omissions that would constitute Cause if you were still employed.

(b)            “Continuous Service” that your service with the Company or a Subsidiary as an employee, including as an Executive Director, or as a consultant or independent contractor is not interrupted or terminated. A change in the capacity in which you render service to the Company or a Subsidiary as an employee or a change in the entity for which you render such service, provided that there is no interruption or termination of your service with the Company or a Subsidiary, will not terminate your Continuous Service; provided, however, that if the entity for which you are rendering services ceases to qualify as a Subsidiary, as determined by the Board in its sole discretion, your Continuous Service will be considered to have terminated on the date such entity ceases to qualify as a Subsidiary.

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(c)            “Disability” means your inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

4.            Exercise and Method of Payment. Subject to the limitations set forth in this Option Agreement, you may exercise your option, to the extent vested, (a) by delivering to the Company an Exercise Notice in the form prescribed by the Company specifying the number of whole Shares to be purchased and by accompanying such notice with payment therefor in full (or by arranging for such payment to the Company’s satisfaction) either (i) in cash, (ii) to the extent permitted by the Company (or, if you are subject to Section 16 of the Exchange Act, the Committee), by delivery to the Company (either actual delivery or by attestation procedures established by the Company) of Shares having an aggregate Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable pursuant to the option by reason of such exercise, (iii) to the extent permitted by the Company (or, if you are subject to Section 16 of the Exchange Act, the Committee), by authorizing the Company to withhold whole Shares which would otherwise be delivered having an aggregate Fair Market Value, determined as of the date of exercise, equal to the amount necessary to satisfy such obligation, (iv) except as may be prohibited by applicable law, in cash by a broker-dealer acceptable to the Company to whom you have submitted an irrevocable notice of exercise or (v) by a combination of (i), (ii) and (iii), and (b) by executing such documents as the Company may reasonably request. No Share or certificate representing a Share shall be issued or delivered until the full purchase price therefor and any withholding taxes thereon, as described in Section 11, have been paid.

5.            Securities Law Compliance. In no event may you exercise your option unless the Shares issuable upon exercise are then registered under the Securities Act of 1933, as amended (the “Securities Act”) or, if not registered, the Company has determined that your exercise and the issuance of the shares would be exempt from the registration requirements of the Securities Act. The exercise of your option also must comply with all other applicable laws and regulations governing your option, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws and regulations (including any restrictions on exercise required for compliance with Treas. Reg. 1.401(k)-1(d)(3), if applicable).

6.            Term. You may not exercise your option before the Date of Grant or after the expiration of the option’s term. Except as set forth in your Grant Notice, the term of your option expires upon the earliest of the following:

(a)            immediately upon the termination of your Continuous Service for Cause;

(b)            three months after the termination of your Continuous Service for any reason other than Cause, your Disability or your death (except as otherwise provided in Section 6(d) below); provided, however, that if during any part of such three month period your option is not exercisable solely because of the condition set forth in the section above relating to “Securities Law Compliance,” your option will not expire until the earlier of the Expiration Date or until it has been exercisable for an aggregate period of three months after the termination of your Continuous Service; provided further, that if (i) your Continuous Service terminates within six months after the Date of Grant, and (ii) you have vested in a portion of your option at the time of your termination of Continuous Service, your option will not expire until the earlier of (x) the later of (A) the date that is seven months after the Date of Grant, and (B) the date that is three months after the termination of your Continuous Service, and (y) the Expiration Date;

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(c)            12 months after the termination of your Continuous Service due to your Disability (except as otherwise provided in Section 6(d) below);

(d)            18 months after your death if you die either during your Continuous Service or within three (3) months after your Continuous Service terminates for any reason other than Cause; or

(e)            the Expiration Date indicated in your Grant Notice.

7.            Non-Transferability. Except as otherwise provided in this Section 7, your option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you.

(a)            Certain Trusts. Upon receiving written permission from the Board or its duly authorized designee, you may transfer your option to a trust if you are considered to be the sole beneficial owner (determined under Section 671 of the Code and applicable state law) while the option is held in the trust. You and the trustee must enter into transfer and other agreements required by the Company.

(b)            Domestic Relations Orders. Upon receiving written permission from the Board or its duly authorized designee, and provided that you and the designated transferee enter into transfer and other agreements required by the Company, you may transfer your option pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by Treasury Regulation 1.421-1(b)(2) that contains the information required by the Company to effectuate the transfer. You are encouraged to discuss the proposed terms of any division of this option with the Company prior to finalizing the domestic relations order or marital settlement agreement to help ensure the required information is contained within the domestic relations order or marital settlement agreement.

(c)            Beneficiary Designation. Upon receiving written permission from the Board or its duly authorized designee, you may, by delivering written notice to the Company, in a form approved by the Company and any broker designated by the Company to handle option exercises, designate a third party who, on your death, will thereafter be entitled to exercise this option and receive the Shares or other consideration resulting from such exercise. In the absence of such a designation, your executor or administrator of your estate will be entitled to exercise this option and receive, on behalf of your estate, the Shares or other consideration resulting from such exercise.

8.            Issuance or Delivery of Shares. Upon the exercise of the option, in whole or in part, the Company shall issue or deliver, subject to the conditions of this Option Agreement, the number of Shares purchased against full payment therefor. Such issuance shall be evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such issuance, except as otherwise provided in Section 11.

9.            Option Confers No Rights as Stockholder. You shall not be entitled to any privileges of ownership with respect to Shares subject to the option unless and until such shares are purchased and issued upon the exercise of the option, in whole or in part, and you become a stockholder of record with respect to such issued shares. You shall not be considered a stockholder of the Company with respect to any such shares not so purchased and issued.

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10.          Option not a Service Contract. Your option is not an employment or service contract, and nothing in your option will be deemed to create in any way whatsoever any obligation on your part to continue in the employ or service of the Company or an affiliate, or of the Company or an affiliate to continue your employment or service. In addition, nothing in your option will obligate the Company or an affiliate, their respective stockholders, boards of directors, officers or employees to continue any relationship that you might have as a director or consultant for the Company or an affiliate.

11.          Withholding Obligations.

(a)            As a condition precedent to the issuance of Shares following the exercise of the option, you shall, upon request by the Company, pay to the Company in addition to the purchase price of the shares, such amount as the Company determines is required, under all applicable federal, state, local or other laws or regulations, to be withheld and paid over as income or other withholding taxes (the “Required Tax Payments”) with respect to such exercise of the option. If you shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to you.

(b)            You may elect to satisfy your obligation to advance the Required Tax Payments by any of the following means: (i) a cash payment to the Company; (ii) to the extent permitted by the Company (or, if you are subject to Section 16 of the Exchange Act, the Committee), delivery to the Company (either actual delivery or by attestation procedures established by the Company) of previously owned whole Shares having an aggregate Fair Market Value, determined as of the date on which such withholding obligation arises (the “Tax Date”), equal to the Required Tax Payments; (iii) to the extent permitted by the Company (or, if you are subject to Section 16 of the Exchange Act, the Committee), authorizing the Company to withhold whole Shares which would otherwise be delivered to you upon exercise of the option having an aggregate Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments; (iv) except as may be prohibited by applicable law, a cash payment by a broker-dealer acceptable to the Company to whom you have submitted an irrevocable notice of exercise or (v) any combination of (i), (ii) and (iii). Shares to be delivered or withheld may not have a Fair Market Value in excess of the amount determined by applying the maximum individual statutory tax rate in your jurisdiction; provided that the Company shall be permitted to limit the number of shares so withheld to a lesser number if necessary, as determined by the Company, to avoid adverse accounting consequences or for administrative convenience. No Share or certificate representing a Share shall be issued or delivered until the Required Tax Payments have been satisfied in full.

12.           Tax Consequences. You hereby agree that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities. You will not make any claim against the Company, or any of its officers, directors, employees, affiliates or representatives related to tax liabilities arising from your option or your other compensation.

13.          Notices. Any notices provided for in your option or the Plan will be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this option by electronic means or to request your consent to participate in the Plan by electronic means. By accepting this option, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

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14.          Decisions of Board or Committee. The Board or the Committee shall have the right to resolve all questions which may arise in connection with the option or its exercise. Any interpretation, determination or other action made or taken by the Board or the Committee regarding the Plan or this Option Agreement shall be final, binding and conclusive.

15.          Successors. This Option Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon your death, acquire any rights hereunder in accordance with this Option Agreement or the Plan.

16.          Protected Rights. Pursuant to 18 U.S.C. § 1833(b), “an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that-(A) is made-(i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Accordingly, you have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. You also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Option Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). You understand that nothing contained in this Option Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand that this Option Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Option Agreement does not limit your right to receive an award for information provided to any Government Agencies.

17.            Governing Plan Document. Your option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your option, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. If there is any conflict between the provisions of your option and those of the Plan, the provisions of the Plan will control.

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ATTACHMENT II

2022 Equity Incentive Plan

ATTACHMENT III

NOTICE OF EXERCISE

Argo Blockchain plc
NOTICE OF EXERCISE

This constitutes notice to Argo Blockchain plc (the “Company”) under my stock option that I elect to purchase the below number of ordinary shares or ADSs, as applicable, of the Company (the “Shares”) for the price set forth below. Use of certain payment methods is subject to Company and/or Committee consent and certain additional requirements set forth in the Option Agreement and the Plan. If the Company uses an electronic capitalization table system (such as Carta or Shareworks) and the fields below are blank, the blank fields shall be deemed to come from the electronic capitalization system and is considered part of this Notice of Exercise.

Option Information

Type of option (check one):	Nonstatutory
Stock option dated:
Number of Shares as to which option is exercised:
Shares to be issued in name of:[4]

Exercise Information

Date of Exercise:
Total exercise price:
Cash:[5]
Value of _________ Shares delivered with this notice:[6]
Value of _________ Shares withheld pursuant to net exercise:

By this exercise, I agree (i) to provide such additional documents as you may require pursuant to the terms of the Plan and (ii) to provide for the payment by me to you (in the manner designated by you) of your withholding obligation, if any, relating to the exercise of this option. I further agree that this Notice of Exercise may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Very truly yours,

(Signature)

Name (Please Print)

Address of Record:

Email:

4 If left blank, will be issued in the name of the option holder.

5 Cash may be in the form of cash, check, bank draft, electronic funds transfer or money order payment.

6 Shares must be valued in accordance with the terms of the option being exercised, and must be owned free and clear of any liens, claims, encumbrances or security interests.